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                                                                   EXHIBIT 10.13



                 COLLABORATION, DEVELOPMENT AND SUPPLY AGREEMENT

                                     BETWEEN



                            ATRIX LABORATORIES, INC.

                                       AND

                          GENEVA PHARMACEUTICALS, INC.










                             DATED: AUGUST 28, 2000



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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS....................................................................................1

ARTICLE II COLLABORATION.................................................................................6
   Section 2.01.   Objectives............................................................................6
   Section 2.02.   Development Program...................................................................6
   Section 2.03.   Atrix Obligations.....................................................................6
   Section 2.04.   Geneva Obligations....................................................................6
   Section 2.05.   Availability of Resources; Cooperation................................................7
   Section 2.06.   Project Management Committee..........................................................7

ARTICLE III RIGHTS TO MARKET PRODUCTS....................................................................8
   Section 3.01.   Sale of Product.......................................................................8
   Section 3.02.   Research and Development Expenses.....................................................9
   Section 3.03.   Retainer for Research and Development Expenses........................................9

ARTICLE IV ADDITIONAL PRODUCTS..........................................................................10
   Section 4.01.   Additional Products..................................................................10

ARTICLE V COMMERCIALIZATION.............................................................................11
   Section 5.01.   Geneva's Obligations.................................................................11
   Section 5.02.   Net Sales Thresholds.................................................................12

ARTICLE VI MANUFACTURE AND SUPPLY.......................................................................12
   Section 6.01.   Agreement to Supply Product..........................................................12
   Section 6.02.   Quality Assurance....................................................................13
   Section 6.03.   Compliance with Applicable Laws......................................................13
   Section 6.04.   Failure to Supply....................................................................13

ARTICLE VII PURCHASE AND SALE...........................................................................14
   Section 7.01.   Purchase of Product..................................................................14
   Section 7.02.   Terms of Payment.....................................................................14
   Section 7.03.   Purchase Forms.......................................................................16
   Section 7.04.   Confirmation.........................................................................16
   Section 7.05.   Delivery.............................................................................16
   Section 7.06.   Forecasts............................................................................16

ARTICLE VIII WARRANTY, REJECTION AND INSPECTIONS........................................................17
   Section 8.01.   Atrix Warranty.......................................................................17
   Section 8.02.   Rejection of Products for Failure to Conform to Specifications.......................17
   Section 8.03.   Geneva Inspections...................................................................17
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                                TABLE OF CONTENTS

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ARTICLE IX REGULATORY COMPLIANCE........................................................................18
   Section 9.01.   Holder Of Marketing Authorizations...................................................18
   Section 9.02.   Maintenance Of Marketing Authorizations..............................................18
   Section 9.03.   Assistance...........................................................................19
   Section 9.04.   Compliance...........................................................................19

ARTICLE X CONFIDENTIALITY...............................................................................19
   Section 10.01.   Confidentiality.....................................................................19
   Section 10.02.   Disclosure of Agreement.............................................................19

ARTICLE XI REPRESENTATIONS AND WARRANTIES...............................................................20
   Section 11.01.   Corporate Power.....................................................................20
   Section 11.02.   Due Authorization...................................................................20
   Section 11.03.   Binding Obligation..................................................................20
   Section 11.04.   Limitation on Warranties............................................................20
   Section 11.05.   Limitation of Liability.............................................................20

ARTICLE XII INDEMNIFICATION AND JOINT LIABILITY.........................................................20
   Section 12.01.   Geneva Indemnified by Atrix.........................................................20
   Section 12.02.   Atrix Indemnified by Geneva.........................................................21
   Section 12.03.   Prompt Notice Required..............................................................21
   Section 12.04.   Indemnitor May Settle...............................................................21
   Section 12.05.   Joint Responsibility for Product Liability Claims...................................22

ARTICLE XIII COVENANTS..................................................................................22
   Section 13.01.   Covenant Not To Launch Competitive Product..........................................22
   Section 13.02.   Limitation To The Territory.........................................................23

ARTICLE XIV QUALITY ASSURANCE PROVISIONS................................................................23
   Section 14.01.   Product Conformance.................................................................23
   Section 14.02.   Starting Materials..................................................................24
   Section 14.03.   Manufacturing.......................................................................24
   Section 14.04.   Finished Product Testing............................................................24
   Section 14.05.   Manufacturing & Packaging Batch Record & Sample Requirements........................24
   Section 14.06.   Storage and Transport...............................................................24
   Section 14.07.   Validation..........................................................................25
   Section 14.08.   Stability...........................................................................25
   Section 14.09.   Waste Material......................................................................25
   Section 14.10.   Adverse Drug Event Reporting and Phase IV Surveillance..............................25
   Section 14.11.   Post - First Commercial Sale Testing and Reporting..................................26
   Section 14.12.   Returned Goods......................................................................26
   Section 14.13.   Persons to Whom Communications Should be Addressed..................................26
   Section 14.14.   Product Recalls or Withdrawal.......................................................27
   Section 14.15.   Recall Costs........................................................................27
   Section 14.16.   Notification Of Threatened Action...................................................27
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                                TABLE OF CONTENTS

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ARTICLE XV INSURANCE....................................................................................27
   Section 15.01.   Insurance...........................................................................27

ARTICLE XVI TERM AND TERMINATION........................................................................28
   Section 16.01.   Term................................................................................28
   Section 16.02.   Termination by Either Party for Cause...............................................28
   Section 16.03.   Termination by Atrix................................................................28
   Section 16.04.   Effect of Termination...............................................................28

ARTICLE XVII DISPUTE RESOLUTION.........................................................................31
   Section 17.01.   Arbitration.........................................................................31

ARTICLE XVIII MISCELLANEOUS.............................................................................32
   Section 18.01.   No-Solicitation.....................................................................32
   Section 18.02.   Commercially Reasonable Efforts.....................................................32
   Section 18.03.   Assignment; Binding Effect..........................................................32
   Section 18.04.   Force Majeure.......................................................................32
   Section 18.05.   Governing Law.......................................................................33
   Section 18.06.   Waiver..............................................................................33
   Section 18.07.   Severability........................................................................33
   Section 18.08.   Notices.............................................................................33
   Section 18.09.   Independent Contractors.............................................................34
   Section 18.10.   Rules of Construction...............................................................34
   Section 18.11.   Entire Agreement; Amendment.........................................................34
   Section 18.12.   Headings............................................................................34
   Section 18.13.   Publicity...........................................................................35
   Section 18.14.   Counterparts........................................................................35

Exhibit A         Products.............................................................................A-1
Exhibit B         Development Program Outline..........................................................B-1
Exhibit C         Quality Assurance List of Contacts ..................................................C-1
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                 COLLABORATION, DEVELOPMENT AND SUPPLY AGREEMENT

         This Collaboration, Development and Supply Agreement (the "Agreement") is made as of August 28, 2000 (the "Effective Date") by and between Atrix Laboratories, Inc., a Delaware corporation having its offices at 2579 Midpoint Drive, Fort Collins, CO, 80525-4417 ("Atrix"), and Geneva Pharmaceuticals, Inc., a Colorado corporation having offices at 2655 W. Midway Blvd., P.O. Box 446, Broomfield, Colorado 80038 ("Geneva"). Atrix and Geneva are sometimes referred to collectively herein as the "Parties" or singly as a "Party."

                                    RECITALS

         WHEREAS, Atrix has substantial experience and expertise in the discovery, design and development of prescription drug products for medical, dental and veterinary applications;

         WHEREAS, Geneva possesses substantial resources and expertise in the development, commercialization and marketing of pharmaceutical products;

         WHEREAS, Atrix wishes to grant to Geneva, and Geneva wishes to obtain from Atrix, a right to market, advertise, promote, distribute, offer for sale, sell and import the Products in the Territory on the terms and subject to the conditions set forth herein; and

         WHEREAS, Geneva wishes Atrix to manufacture all Products to be sold in the Territory by Geneva, subject to the terms and conditions herein.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         The following terms as used in this Agreement shall, unless the context clearly indicates to the contrary, have the meaning set forth below:

         "ADE" has the meaning set forth in Section 14.10(a).

         "Affiliate" means an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which owns, is owned by or is under common ownership with, a Party. For the purposes of this definition, the term "owns" (including, with correlative meanings, the terms "owned by" and "under common ownership with") as used with respect to any Party, shall mean the possession (directly or indirectly) of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity.

         "ANDA" means an Abbreviated New Drug Application, and all amendments and supplements thereto, filed or to be filed, with the FDA seeking authorization and approval to



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manufacture, package, ship and sell a product as more fully defined in Title 21,
Section 355 of the United States Code.

         "Applicable Laws" means all applicable laws, rules, regulations and guidelines within or without the Territory that may apply to the development, marketing or sale of the Products in the Territory or the performance of either Party's obligations under this Agreement including laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of the Products in the Territory, to the extent applicable and relevant, and including all current Good Manufacturing Practices or current Good Clinical Practices standards or guidelines promulgated by the FDA or Competent Authorities and including trade association guidelines, where applicable, as well as U.S. export control laws and the U.S. Foreign Corrupt Practices Act.

         "Atrix Manufacturing Cost" means the actual cost of Manufacture by Atrix of a Product under a Manufacturing Process, which actual cost shall be comprised of the cost of goods produced as determined in accordance with GAAP, and shall include direct labor, direct material, including raw materials and packaging materials, and the allocable portion of the manufacturing overhead of Atrix directly attributable to the manufacture of a Product, determined by taking the total output of such Product during the period divided by the total output of all products manufactured by Atrix during the period, multiplied by the total amount of manufacturing overhead for the period. Atrix Manufacturing Cost shall exclude selling, general and administrative, research and development, and interest expenses and any and all debt service payments of Atrix. The Atrix Manufacturing Cost shall include, to the extent applicable, the cost to Atrix of having some portion or all of the Manufacturing Process performed by a Third Party; but shall exclude any incremental increases in the Atrix Manufacturing Costs resulting from the use of a toll manufacturer under Sections 6.01 or 6.04 of this Agreement. Sixty (60) days prior to the First Commercial Sale of a Product, Atrix shall provide Geneva a written estimate of the Atrix Manufacturing Cost for such Product for purposes of calculating Net Profits and Atrix Profit Share for the first calendar year in which the First Commercial Sale occurs. For each subsequent calendar year, the Atrix Manufacturing Cost used to calculate the Net Profits and Atrix Profit Share for that calendar year shall equal the actual Atrix Manufacturing Cost for such Product for the preceding calendar year (as determined in accordance with Section 7.02(c)).

         "Atrix Profit Share" means the percentage of Net Profits to be paid by Geneva to Atrix in accordance with Section 7.02(a).

         "Bundled Product" means a Product offered or sold in combination with one or more of Geneva's branded pharmaceutical or generic products, including the Products, for a single price.

         "Collaboration" means the activities of the Parties carried out in performance of, and the relationship between the Parties established by, this Agreement.

         "Competent Authorities" means collectively the entities in each country in the Territory responsible for the regulation of medicinal products intended for human use.

         "Competitive Product" means, with respect to any Product, a generic pharmaceutical product that is "therapeutically equivalent" to the same branded pharmaceutical product as the Product. "Therapeutically equivalent" means that an AB rating is assigned to the product's entry



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in the list of drug products with effective approvals published in the current edition of FDA's publication "Approved Drug Products with Therapeutic Equivalence Evaluations" and any current supplement to the publication (also known as the "Orange Book") referred to in 21 CFR 314.3.

           "Confidential Information" means any confidential information of a Party relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:

                  (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

                  (b) is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

                  (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

                  (d) is independently developed by the receiving Party, as evidenced by its written records maintained in the ordinary course of business, without knowledge of, and without the aid, application or use of, the disclosing Party's Confidential Information; or

                  (e) is the subject of a written permission to disclose provided by the disclosing Party.

         "Development Program" has the meaning set forth in Section 2.02.

         "FDA" means the United States Food and Drug Administration.

         "First Commercial Sale" means (i) with respect to a country in the Territory, the first sale for use, consumption or resale of a Product by Geneva in such country (excluding any sales for clinical trials) and (ii) with respect to the Territory, the First Commercial Sale in any country within the Territory. A sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end user of the Product.

         "GAAP" means United States generally accepted accounting principles applied in a manner consistent with past practice.

         "Governmental Approval" means all permits, licenses and authorizations, including but not limited to, Marketing Authorization and Pricing and Reimbursement Approvals required by the FDA or any Competent Authority as a prerequisite to the manufacturing, packaging, marketing and selling of a Product or the Units; excluding however import permits.



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         "Gross Sales" means the gross amounts invoiced for sales of a Product by Geneva or its Affiliates. Sales or transfers of Products to Affiliates for ultimate use or resale by such person shall be at prices (or deemed prices) that are consistent with sales made to non-Affiliates of the same or a similar business type that make purchases in similar quantities. In the event Geneva transfers Product for consideration, in whole or in part, other than cash, the Gross Sales price for such Product shall be deemed to be the standard invoice price then being invoiced by the seller in arms length transaction with similar customers.

         "Manufacture" or "Manufacturing Process" means the storage, handling, production, processing and packaging of a Product, in accordance with this Agreement.

         "Marketing Authorization" means all necessary and appropriate regulatory approvals, excluding Pricing and Reimbursement Approvals, where applicable, to put a Product on the market in a particular country in the Territory.

         "Marketing Year" means the first day of the calendar month following the First Commercial Sale of a Product and extending for twelve (12) months, and each twelve month period thereafter during the Term of this Agreement.

         "Net Profits" means Net Sales minus Selling Expense minus the Atrix Manufacturing Cost; [**].

         "Net Sales" means Gross Sales, less customary discounts, returns, promotional allowances, volume and incentive rebates, shelf stock adjustments, other similar customary adjustments or allowances actually given to such customers in the normal course of business by Geneva, taxes the legal incidence of which is on the purchaser and separately shown on Geneva's or its Affiliates' invoices, and transportation, insurance and postage charges, if prepaid by Geneva or its Affiliates and billed on Geneva's or its Affiliates' invoices as a separate item. Components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with GAAP.

         In no event shall Geneva sell the Product as a Bundled Product unless there is a Competitive Product on the market. Net Sales of such Bundled Product shall be calculated by multiplying the standard invoice price for the Bundled Product by a fraction, the numerator of which shall be the number of units of the Product sold in the Bundled Product multiplied by the list price per unit of the Product, and denominator of which shall be the sum, for all items (including Products) included in the Bundled Product, of the number of units sold for each item in the Bundled Product multiplied by the price per unit for each such items.

         "Packaging Specifications" means the packaging and labeling specifications for the Unit, as may be determined by Geneva, in consultation with Atrix, from time to time.

         "PMC" has the meaning set forth in Section 2.06.


----------

** CONFIDENTIAL TREATMENT REQUESTED.


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         "Pricing and Reimbursement Approvals" means any pricing and reimbursement approvals which must be obtained before placing the Product on the market in any country in the Territory in which such approval is required.

         "Product" or "Products" means those generic products for the product families set forth on Exhibit A.

         "R&D Start Date" has the meaning set forth in Section 3.03(b).

         "Selling Expense" means Geneva's expenditures to sell and market a product, which expenditures shall include all reasonable costs, fees and out-of-pocket or other expenses incurred, paid or accrued by Geneva in connection with the sale of a Product by, but not limited to, its sales force, including but not limited to (i) all costs directly allocable to the sale of a Product, such as customary commissions attributable to the sale of a Product by its sales force, and (ii) the allocable portion of the sales and marketing overhead of Geneva directly attributable to the sale and marketing of a Product, determined by taking an apportioned share (based on the proportion of a Product to all of the products sold by Geneva, in terms of unit volume) of the costs and expenses which may not be directly allocated to the sale of a Product, such as costs of operating Geneva's sales and marketing office(s) through which the Products are sold, all as determined in accordance with GAAP. Selling Expense shall exclude general and administrative and interest expenses and any and all debt service payments of Geneva. Sixty (60) days prior to the First Commercial Sale of a Product, Geneva shall provide to Atrix a written estimate of the Selling Expense, as a percentage of Net Sales, for that Product for purposes of calculating Net Profits and Atrix Profit Share for that calendar year. For each subsequent calendar year, the Selling Expense used to calculate Net Profits and Atrix Profit Share for that calendar year shall equal the actual Selling Expense for such Product for the preceding calendar year (as determined in accordance with Section 7.02(c)).

         "Shipment" means each individual group of Products received by Geneva from Atrix.

         "Specifications" means the specifications for a Product as set forth in the ANDA for that Product.

         "Term" has the meaning set forth in Section 16.01.

         "Territory" means the United States, and such other countries as may be added to this Agreement by the PMC.

         "Third Party" means any entity other than Atrix or Geneva or an Affiliate of Atrix or Geneva.

         "Unit" means a Product packaged in such sizes reasonably designated by Geneva.

         "U.S." or the "United States" means the United States of America.



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                                   ARTICLE II

                                  COLLABORATION

         Section 2.01. OBJECTIVES. Pursuant to the Development Program, Atrix and Geneva shall conduct research and development activities on a collaborative basis to develop the Products. During the Term, Atrix will have primary responsibility for the activities described in Section 2.03 and Geneva will have primary responsibility for the activities described in Section 2.04, as further described in the Development Program.

         Section 2.02. DEVELOPMENT PROGRAM. Atrix and Geneva shall conduct research and development of the Products pursuant to a development program (the "Development Program"), an outline of which is attached hereto as Exhibit B. The Parties will develop a detailed program for the development of each of the Products within ninety (90) days of the Effective Date. The detailed program for development of each of the Products shall become the "Development Program" and may be modified during the Term only by the mutual agreement of the Parties, except as provided in Section 2.06.

         Section 2.03. ATRIX OBLIGATIONS. Atrix will use commercially reasonably efforts to timely complete (a) validation, formulation, development, and required clinical studies of the Products, (b) scale-up and initial stability studies in primary closure package system(s), (c) other tasks supporting commercialization of the final formulation of the Product, all in accordance with the Development Program and (d) preparation and submission of regulatory filings including the filing of all ANDAs. Except as otherwise provided in
Article III of this Agreement, Atrix shall be solely responsible for the costs of obtaining Governmental Approvals in such countries in the Territory, including, but not limited to, filing fees paid to Competent Authorities and all of the costs and expenses incurred in performing additional testing or studies required by the Competent Authorities. Except as otherwise provided in Sections
3.01 and 9.01, Atrix shall own and maintain all Governmental Approvals and related information. Atrix shall maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and shall properly reflect all work done and results achieved in the performance of the Development Program (including all data in the form required to be maintained under any applicable governmental regulations), and any subsequent preclinical or clinical studies. Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the research and development activities (the "Development Records"). The Development Records, Governmental Approvals and related information shall be considered Confidential Information of Atrix.

         Section 2.04. GENEVA OBLIGATIONS. Geneva will use commercially reasonable efforts to timely complete, at its own expense, (a) all market research related to the Products; and (b) commercialization of the Products (including all sales and marketing activities related to the Products). Such commercially reasonable efforts shall be consistent with the efforts used by Geneva in preparing commercialization plans and budgets and commercializing its own pharmaceutical products. Atrix has the right to inspect such records, and Geneva shall provide copies of all requested records, to the extent reasonably required for the exercise of Atrix's rights



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under this Agreement. Geneva will obtain import permits and pay all duties, fees, tariffs and similar obligations required to market a Product in such countries in the Territory.

         Section 2.05. AVAILABILITY OF RESOURCES; COOPERATION. Each Party shall maintain laboratories, offices and/or other facilities reasonably necessary to carry out the activities to be performed by such Party pursuant to the Development Program. Upon reasonable advance notice, each Party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other Party on issues arising during the Collaboration and in connection with any request from any regulatory agency, including, without limitation, regulatory, scientific, technical and clinical testing issues.

         Section 2.06. PROJECT MANAGEMENT COMMITTEE. Promptly after the Effective Date, the Parties will form a Project Management Committee ("PMC") comprised of three (3) representatives of each of Atrix and Geneva, including representation from each Parties' quality assurance organization. Geneva shall designate one member of the PMC to act as the chairperson of the PMC. A reasonable number of additional representatives of a Party may attend meetings of the PMC in a non-voting capacity. The PMC shall meet on a quarterly basis or at such other frequency as the PMC agrees. The Parties shall agree upon the time and place of meetings. All decisions of the PMC shall be unanimous. Within thirty (30) days after each meeting, the PMC chairperson will provide the Parties with a written report describing, in reasonable detail, the status of the Development Program and the commercialization of a Product, a summary of the results and progress to date, the issues requiring resolution, and the agreed resolution of previously reported issues. If the PMC is unable to decide or resolve an issue unanimously, the issue shall be referred to the Chairman of Atrix and the President of Geneva, or their designees. Such officers of the Parties will meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve the issue within thirty (30) days of commencing such negotiations then the issue shall be resolved pursuant to
Article XVII, except for those matters not subject to arbitration as set forth in this Section 2.06.

         The PMC shall:

                  (a) determine the specific goals for the development of the Products (but may not amend the Development Program other than pursuant to Section 2.02 if such amendment would increase the cost or expenses of the Development Program or be to the detriment of a Party), shall manage the ongoing research conducted under the Development Program, and shall monitor the progress and results of such work;

                  (b) monitor the progress and results of the marketing, sale and distribution of the Products;

                  (c) review and recommend Product pricing and market positioning for particular Products, which recommendations shall not be binding upon Geneva;

                  (d) determine the Net Sale Thresholds in accordance with
         Section 5.02;

                  (e) consider additional product opportunities for potential addition to this Agreement;



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                  (f) determine the financial viability of an individual Product prior to the commencement of the Development Program and determine whether to commercialize such Product and file an ANDA for such Product;

                  (g) determine whether to seek additional Governmental Approvals for a Product outside the United States;

                  (h) determine whether to continue or discontinue the marketing, sale and distribution of a Product at any time after the First Commercial Sale.

         The matters set forth in Sections 2.06(c), (e), (f), (g) and (h) shall not be subject to arbitration if the PMC cannot reach agreement; rather (i) those matters set forth in Sections 2.06(f), (g) and (h) shall be subject to the terms and provisions of Section 3.01 below, and (ii) no action shall be taken with the respect to Section 2.06(c)and (e) if the PMC cannot reach a decision.

                                  ARTICLE III

                            RIGHTS TO MARKET PRODUCTS

         Section 3.01. SALE OF PRODUCT.

                  (a) Commercialization. So long as this Agreement remains in effect, Geneva shall have the sole and exclusive right to market and sell the Products in the Territory, provided such Products are approved for commercialization by the PMC. If the PMC does not approve a Product for continued development or commercialization under Section 2.06(f), and either Party wishes to continue development or commercialization of such Product outside of the terms of this Agreement (the "Proceeding Party"), then, after providing the non-Proceeding Party with written notice of its election to go forward (the "Decision Date"), the Proceeding Party shall have the right to complete development and market and sell such Product in accordance with the terms of this
         Section 3.01(a). If the Proceeding Party is Geneva, Geneva shall reimburse Atrix for Geneva's proportionate share of the research and development expenses incurred or accrued by Atrix up to the Decision Date and Atrix, after receiving such payment, shall (i) transfer to Geneva all rights in, and title to, the Product including the ANDA; and
         (ii) shall provide to Geneva copies of all Development Records. If the Proceeding Party is Atrix, Geneva shall remain liable for paying its proportionate share of the research and development expenses incurred or accrued by Atrix up to the Decision Date. Except as set forth in this Section 3.01 the terms and provisions of this Agreement shall no longer apply to such Product.

                  (b) Additional Countries. The Parties acknowledge that the Products will be initially targeted for commercialization in the United States, and that the PMC will examine the financial feasibility of seeking Government Approval and commercialization outside of the United States on a case-by-case basis. If the PMC determines under Section 2.06(g) to commercialize a Product and seek Governmental Approval in a specified country, such country shall be part of the Territory. If the PMC cannot reach agreement on whether to commercialize and seek Governmental Approval of a Product in



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         a specified country, and either Party wishes to seek Governmental
         Approval in such country, the following terms shall govern the rights of the Proceeding Party and non-Proceeding Party, with respect to such country. If the Proceeding Party is Geneva, Geneva shall reimburse Atrix for Geneva's proportionate share of the research and development expenses incurred or accrued by Atrix up to the Decision Date and Atrix, after receiving such payment, shall transfer to Geneva copies of all Development Records for such Product. If the Proceeding Party is Atrix, Geneva shall remain liable for paying its proportionate share of the research and development expenses incurred or accrued by Atrix up to the Decision Date. Except as set forth in this Section 3.01 the terms and provisions of this Agreement shall no longer apply to such Product.

                  (c) Discontinuance of Product After First Commercial Sale. If the PMC determines under Section 2.06(h) to stop the marketing, sale or distribution of a Product, the rights of the Parties with respect to such Product shall be as set forth in Section 16.04(c). If the PMC cannot reach agreement under Section 2.06(h) because the Geneva representatives of the PMC vote to discontinue the marketing, sale and distribution of a Product, then Atrix, after providing the Geneva with written notice of its election to go forward, shall have the right to continue the marketing, sale and distribution of such Product. After the Decision Date, the rights of the Parties with respect to such Product shall be as set forth in Section 16.04(c). If the PMC cannot reach agreement under Section 2.06(h) because the Atrix representatives of the PMC vote to discontinue the marketing, sale and distribution of a Product, then Geneva, after providing Atrix with written notice of its election to go forward, shall have the right to continue the marketing, sale and distribution such Product. After the Decision Date, Atrix shall (i) continue to Manufacture and supply the Product until such time as Geneva can qualify another Third Party manufacturer, but in no event longer than six (6) months after the Decision Date, (ii) transfer to Geneva all rights in, and title to, the Product including the ANDA, and (iii) provide to Geneva copies of all Development Records. In addition, so long as Atrix is Manufacturing such Product for Geneva and with respect to all of such Product Manufactured by Atrix, the obligations of Geneva to Atrix under this Agreement, including the payment of the Atrix Profit Share, shall continue in full force and effect. Except as set forth in this Section 3.01(c) the terms and provisions of this Agreement shall no longer apply to such Product.

         Section 3.02. RESEARCH AND DEVELOPMENT EXPENSES. In partial consideration for the right to market and sell the Products, Geneva shall be responsible for [**] of all research and development expenses incurred by Atrix, whether internal or external, in accordance with the Development Program in connection with the Products. Such research and development expenses shall include any expenses directly related to registration with, or approval by, any Competent Authority in any country in the Territory approved by the PMC, or testing or studies performed in connection therewith for any country in the Territory approved by the PMC, including the United States. Atrix shall provide Geneva with detailed, monthly invoices for all expenses incurred by it in connection with such research and development expenses.

         Section 3.03. RETAINER FOR RESEARCH AND DEVELOPMENT EXPENSES.


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                                       9

                  (a) Retainer. Geneva shall pay Atrix the sum of [**] per Product as a retainer to be applied against Geneva's share of research and development costs (each a "Retainer" and collectively the "Retainers"). A Retainer shall be due and payable for each Product on which Atrix has commenced or will commence research and development in accordance with the Development Program. For purposes of this Section
         3.03 only, a "Product" shall mean the Products listed in Column 1 of Exhibit A. Retainer payments for a Product shall terminate effective upon the filing of an ANDA for such Product.

                  (b) Payment of Retainer. Atrix will provide written notice to Geneva of the date on which the research and development will commence on each Product (the "R&D Start Date"). Geneva will pay to Atrix the Retainer for each Product within fifteen (15) days of the R&D Start Date. On a monthly basis, Atrix shall offset against the Retainer for each Product, Geneva's proportionate share of the research and development expenses incurred by Atrix in that month for each such Product. Upon notice by Atrix to Geneva that Atrix has exhausted a Retainer, Geneva shall promptly remit to Atrix the sum of [**] to be applied against the on-going research and development expenses incurred or to be incurred by Atrix with respect to each such Product. Such additional payment(s) shall be paid by Geneva to Atrix within ten (10) calendar days after notice by Atrix to Geneva.

                  (c) Reconciliation of Retainer. Within fifteen (15) days after the month end in which an ANDA is filed for a Product, Atrix shall prepare a reconciliation report setting forth the aggregate Retainer payments received by Atrix for such Product, the aggregate amount of Geneva's proportionate share of the research and development expenses offset against the Retainer payments for each such Product, and the remaining balance, if any, owed by Geneva to Atrix or by Atrix to Geneva for each such Product. Any remaining balance shall be paid to Geneva in accordance with Section 7.02(a).

                                   ARTICLE IV

                               ADDITIONAL PRODUCTS

         Section 4.01. ADDITIONAL PRODUCTS. The Parties agree to provide to the PMC reasonable advance notice of any product opportunity that either Party identifies and which it wishes to make available to a Third Party; provided the opportunity relates to a generic prescription dermatology product that is not the subject of a right of negotiation with a Third Party. The Parties further agree that such notice is for the sole purpose of providing an opportunity for discussion of the possibility of expanding the alliance created hereby to include such additional product and does not create any rights in the opportunity or obligations with respect thereto. Neither Party shall have a right of first refusal or right of first negotiation with respect to additional product opportunities.


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                                       10

                                   ARTICLE V

                                COMMERCIALIZATION

         Section 5.01. GENEVA'S OBLIGATIONS.

                  (a) Marketing Efforts. Geneva agrees to use its commercially reasonable best efforts to timely promote the sale, marketing and distribution of each Product in each country in the Territory. In this regard, Geneva shall follow substantially the same procedures, commit substantially the same financial and personnel resources and otherwise treat each Product as it would a product distributed by Geneva of comparable sales. Without limiting the foregoing, Geneva's activities shall include but not be limited to the use of the following services or capabilities in support of each Product:

                           (i) National field sales force

                           (ii) Telemarketing staff

                           (iii) Full-Service distribution centers

                           (iv) Fully-integrated professional advertising and
                  marketing support materials

                           (v) Direct order entry capability and invoicing

                           (vi) Maintenance of inventory level adequate to serve
                  the market for Product available in Geneva's warehouses at all times including product launch.

         Geneva shall promptly advise Atrix of any issues that materially and adversely affect Geneva's ability to market a Product in the Territory. In such event, the PMC shall meet and in good faith discuss what actions should be taken in light of such issues and if they cannot agree any dispute shall be resolved pursuant to Article XVII.

                  (b) Packaging. Packaging and labeling of a Product shall comply with the Packaging Specifications and Applicable Laws. Geneva, in consultation with Atrix, shall be responsible for determining commercial packaging configurations and trade dress. Atrix and Geneva shall be jointly responsible for assuring that such packaging and labeling conform with all Applicable Laws, if any, of the FDA or other Competent Authorities for export of a Product in the Territory. Prior to the marketing and sale of a Product in the Territory, Atrix and Geneva shall execute a written agreement which sets forth the packaging and labeling standards agreed to; and Atrix shall thereafter be responsible for assuring that the Units comply with the Packaging Specifications and Applicable Laws where such Product is to be distributed for sale.

                  (c) Consultation. Commencing sixty (60) days prior to the expected date of the First Commercial Sale of a Product in any country in the Territory, Geneva shall provide to Atrix an outline of its marketing plans for the Product which shall provide in reasonable detail: (i) Product positioning in the marketplace; (ii) quantity of direct selling efforts, including the number of sales calls to be made; (iii) extent and degree of non-personal selling and promotional efforts and (iv) development and implementation of the pricing strategy. The Parties acknowledge that marketing the Products as generics in the United States will generally not justify the use of a direct sales force. Geneva shall update such outline of the marketing plan at least annually or more often as such marketing plans may be modified with each selling cycle.

         Section 5.02. NET SALES THRESHOLDS. Beginning on the first day of the fifth calendar quarter following the First Commercial Sale of a Product in the United States (and continuing for the Term of this Agreement, each such year thereafter being a "Measurement Year"), Geneva will be subject to performance obligations. Such performance obligations will be Geneva's achievement of at least [**] of Net Sales forecasts ("Net Sales Threshold") for each country in the Territory for each Product. Not later than six (6) months prior to the expected date of First Commercial Sale for a Product, Geneva shall provide to Atrix with Net Sales Threshold for each country in the Territory for such Product. Atrix will have thirty (30) days to provide Geneva with written approval of the Net Sales Threshold. If Atrix and Geneva cannot reach agreement on the Net Sales Threshold, the Net Sales Threshold shall be determined by the PMC. Geneva shall provide to Atrix the Net Sales Threshold for each country in the Territory for each Product for the succeeding calendar year by October 31 of the preceding year. In setting the Net Sales Threshold for each country in the Territory, Geneva or the PMC, as applicable, shall set forth the basic assumptions underlying the Net Sales Thresholds specified. In the event Geneva fails to achieve the Net Sales Thresholds for a country for any Measurement Year after the First Commercial Sale of that Product due to Geneva's failure to perform or other conditions within Geneva's reasonable control and such failure was not the result of the assumptions used to determine the Net Sales Thresholds proving inaccurate (through no fault of Geneva), then Atrix may, at its sole option: (a) terminate Geneva's right to market and sell such Product in that country, or (b) require Geneva to pay Atrix an amount equal to the Net Profits that would have otherwise been due Atrix on the difference between the aggregate Net Sales Thresholds and Geneva actual aggregate Net Sales for such period.

                                   ARTICLE VI

                             MANUFACTURE AND SUPPLY

         Section 6.01. AGREEMENT TO SUPPLY PRODUCT. Subject to the terms of this Agreement, Geneva agrees to purchase exclusively from Atrix, and Atrix agrees to Manufacture for, and sell exclusively to Geneva, during the Term of this Agreement, Geneva's total requirements for the Products in the Territory on the terms and conditions set forth herein. Subject to notice to and prior written approval of Geneva which approval shall not be unreasonably withheld, conditioned or delayed, Atrix may subcontract any part of the Manufacturing Process for a Product to Third Parties provided the Product and the facilities continue to meet the requirements as defined in this Agreement. If subcontracting is initiated by Atrix, Atrix will bear the costs of qualifying the Third Party as a qualified site for the Manufacture of the Product, including validation and necessary stability work.


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                                       12

         Section 6.02. QUALITY ASSURANCE. Atrix shall supply the Product in accordance with the quality control provisions as set forth in Article XIV. Atrix shall notify Geneva of any changes required by a Competent Authority in the Specifications or Atrix's quality assurance procedures that shall render Atrix unable to supply the Products in accordance with the terms of this Agreement. The Parties agree to develop and execute an appropriate action plan in such situation.

         Section 6.03. COMPLIANCE WITH APPLICABLE LAWS. Geneva shall be responsible for compliance with Applicable Laws and the Government Approvals relating to the promotion, marketing and sale of the Products, including obtaining all necessary permits, licenses and any other requirements relating to the import, sale and distribution of the Products. Atrix shall be responsible for compliance with Applicable Laws and Government Approvals relating to the design and production of the Products, as applicable, and with current Good Manufacturing Practices, as promulgated by the FDA, relating to the Manufacture and testing of the Product, as applicable.

         Section 6.04. FAILURE TO SUPPLY. Atrix shall immediately notify Geneva if Atrix is unable or unwilling to fill any order placed by Geneva pursuant to
Section 7.06 and advise Geneva of the revised delivery date. Geneva shall then have the option of terminating the purchase order without obligation of payment or of accepting the revised delivery date. If (i) Atrix fails to supply for any reason Geneva's requirements of such Product as ordered by Geneva hereunder for any three (3) consecutive calendar months, then Atrix shall, upon such failure, make arrangements with a toll manufacturer, the incremental costs of which shall be borne by Atrix, to Manufacture such Product on behalf of Atrix until such time as Atrix is again able to Manufacture that Product.

         Notwithstanding the foregoing, Atrix shall not be deemed to be unable or unwilling to fill any order placed by Geneva as follows:

                  (a) if Atrix's inability to fill any order arises as a result of a fifty percent (50%) increase in Geneva's order over Geneva's immediately prior forecast; or

                  (b) in the event that Atrix must purchase additional equipment or construct a new facility in order to expand its capacity in order to meet purchase orders hereunder, Atrix will be deemed to have satisfied this paragraph by placing a purchase order for such equipment or signing a contract for such construction within sixty (60) days of Atrix's receipt of Geneva's purchase order showing firm quantities in excess of Atrix's capacity; provided that Atrix diligently pursues and completes within a reasonable time thereafter such purchase or construction. To reduce the possibility of unanticipated capacity shortfalls, and the adverse impact that would have on sales, the Parties agree to discuss, prior to the commercialization of any Product and at the same time that the forecasts are delivered pursuant to
         Section 7.06, Atrix's available capacity for the Manufacture of the Products. In connection therewith, Atrix agrees that the Products will be treated the same as its other products when it plans its manufacturing schedule and allocates its available capacity.

                                  ARTICLE VII

                                PURCHASE AND SALE

         Section 7.01. PURCHASE OF PRODUCT. Atrix shall sell, and Geneva shall purchase, each Product at a price equal to the [**] of each Product.

         Section 7.02. TERMS OF PAYMENT.

                  (a) Allocation of Profits/Profit-Share Adjustment for Development Delay. Net Profits for each Product shall be allocated [**]

                  (b) Reports and Payment. Geneva shall pay to Atrix its share of research and development expenses under Section 3.02 (which expenses are in excess of the Retainer payments received by Atrix for such Product as determined in accordance with Section 3.03) and the Atrix Manufacturing Cost under Section 7.01, within thirty (30) days following receipt of the applicable monthly invoice. Atrix shall send all invoices to the attention of Geneva's accounting department and to Geneva's Vice President, Business Development. Net Profits shall be calculated and reported for each calendar quarter. All Atrix Profit Share payments shall be paid within forty-five (45) days of the end of each calendar quarter, unless otherwise specifically provided herein. Each payment shall be accompanied by a report in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation, Gross Sales and Net Sales detailed country by country in the Territory, Selling Expenses, the Atrix Manufacturing Cost, the method used to calculate the payment and the exchange rates used, if any.

                  (c) End of Year Reconciliation. Within thirty (30) days after the end of each calendar year, (i) Geneva shall provide to Atrix a report setting forth in reasonable detail the actual Selling Expense for each Product during the preceding calendar year and the actual amount of any underpayment or overpayment of the Selling Expense during the preceding calendar year, and (ii) Atrix shall provide to Geneva a report setting forth in reasonable detail the actual Atrix Manufacturing Cost for each Product during the preceding calendar year and the actual amount of any underpayment or overpayment of the Atrix Manufacturing Cost during the preceding calendar year. Within forty-five (45) days of each calendar year, Geneva shall provide Atrix with a statement setting forth in reasonable detail, any underpayment or overpayment of the Atrix Profit Share based on the actual Selling Expense and actual Atrix Manufacturing Costs for the preceding calendar year, which statement shall accompany the report for the fourth quarter of the preceding calendar year. In the event of an underpayment to Atrix, Geneva shall include such underpayment with the fourth quarter payment of the Atrix Profit Share. In the event of an overpayment to Atrix, Geneva shall reduce such overpayment from the fourth quarter payment of the Atrix Profit Share. If the Parties are unable to resolve any dispute under this Section 7.02(c), the matter shall be referred to an independent firm of certified public accountants chosen by agreement of Geneva and Atrix for resolution of such


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                                       14
         dispute. Any decision by the said firm of independent certified public accountants shall be binding on the Parties.

                  (d) Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in United States dollars. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of such quarter. All payments owed under this Agreement shall be made by wire transfer to a bank account designated by Atrix, unless otherwise specified in writing by Atrix.

                  (e) Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest from that date due at the rate of one and one-half percent (1.5%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Atrix from exercising any other rights it may have as a consequence of the lateness of any payment.

                  (f) Records and Audits. During the Term and for a period of three (3) years thereafter, Geneva and Atrix shall keep complete and accurate records in sufficient detail to permit Atrix or Geneva, as the case may be, to confirm the accuracy of all payments due hereunder (including the calculation of Atrix Manufacturing Cost, Gross Sales, Net Sales and Selling Expenses). Each Party shall have the right to have the other Party's records audited by an independent firm of certified public accountants chosen by mutual agreement of Geneva and Atrix to confirm payments made and costs incurred for the preceding calendar year. Any decision by the said firm of independent certified public accountants shall be binding on the Parties. If the Parties are unable to agree on the firm of certified public accountants, such dispute shall be resolved in accordance with Article XVII. Such audits may be exercised during normal business hours no more than once in any twelve (12) month period upon at least thirty (30) days prior written notice to the other Party. The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment or overpayment, as the case may be, by more than five percent (5%) of the amount due under this Agreement. In such case, the Party being audited shall bear the full cost of such audit. In all events, the applicable Party shall pay any underpayment or refund any overpayment with interest in accordance with Section 7.02(e).

                  (g) Taxes. The Parties agree that, in the absence of any law or regulation to the contrary, all taxes levied on any payments accruing to Atrix under this Agreement, including, without limitation, any taxes levied upon net income, shall be paid by Atrix for its own account. If any applicable law or regulation requires Geneva to withhold or deduct taxes from payments made to Atrix, Geneva promptly shall deliver to Atrix documentation sufficient to indicate the amounts so withheld or deducted, including, if available, a receipt from the appropriate taxing authority evidencing receipt of such withheld or deducted amounts. Each Party agrees to assist the other Party by all means reasonably available in claiming exemption from any withholding or deduction requirements.

                  (h) Prohibited Payments. Notwithstanding any other provision of this Agreement, if Geneva is prevented from paying any payments by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payment may be paid by depositing funds in the currency in which accrued to Atrix's account in a bank acceptable to Atrix in the country whose currency is involved.

         Section 7.03. PURCHASE FORMS. To the extent of any conflict or inconsistency between this Agreement and any purchase orders, purchase order releases, confirmations, acceptances and similar documents submitted by a Party in conducting the activities contemplated under this Agreement, the terms of this Agreement shall govern.

         Section 7.04. CONFIRMATION. Atrix shall confirm each purchase order within ten (10) days from the date of receipt of a purchase order and shall supply a Product within a maximum of sixty (60) days from the date of acceptance of a purchase order, or later if so specified in the purchase order. Failure of Atrix to confirm any purchase order shall not relieve Atrix of its obligation to supply the Product ordered by Geneva in conformity with this Agreement.

         Section 7.05. DELIVERY. Delivery terms for the Products shall be FOB Atrix's manufacturing facility at Fort Collins, Colorado or such other manufacturing facility designated by Atrix. Atrix shall ship the Products in accordance with Geneva's purchase order form or as otherwise directed by Geneva in writing. Title to any Products purchased by Geneva shall pass to Geneva upon the earlier of (i) a common carrier accepting possession or control of such Product, as applicable, for shipment to Geneva or its agents, or (ii) passage of such Product from the loading dock of Atrix's facilities or the manufacturing facility designated by Atrix to Geneva or its agents.

         Section 7.06. FORECASTS. Not later than six (6) months following submission of the ANDA or other applicable regulatory filing on a country by country basis for a particular Product, Geneva will provide Atrix with a twelve
(12) month forecast of Geneva's requirement of that Product on a country by country basis. On an ongoing basis, twelve (12) month forecasts shall be provided quarterly, no less than forty-five (45) days prior to the beginning of each quarter. Said requirements will be based on standard production planning parameters including but not limited to sales forecasts, sales demand forecasts, promotional forecasts, inventory requirements, and the like. The first two (2) quarters of the twelve (12) month forecast will be stated in monthly requirements. The second two (2) quarters of the twelve (12) month forecast will be total requirement by stock keeping unit and will be stated as quarterly requirements. The first three (3) months of the twelve (12) month forecast will be firm orders. The second three (3) months will be allowed to be flexed from the previous forecast by plus or minus twenty-five percent (25%) per month until fixed by the subsequent forecast; provided that the aggregate adjustment from the quantity set forth in the previous forecast for such three (3) month period shall not exceed fifty percent (50%) in aggregate during that three (3) month period. The last two (2) quarters' total quantities will be an estimate and not binding. All orders will be for full batch quantities. It is understood that Atrix will not maintain a Product inventory in excess of the forecast, but will produce a Product upon receipt of that portion of Geneva's forecasts that constitute firm orders. The above periods whether fixed or flexible will be adjusted based upon existing lead times at time of start up. Geneva agrees to use commercially reasonable best efforts to purchase a sufficient amount of a Product to enable Geneva to carry sufficient inventory to allow for fluctuations in sales demand so as to allow Atrix reasonable lead time to meet increased demand. Atrix will use commercially reasonable efforts to meet any increase in demand in excess of the allowed adjustment, but will not be obligated to do so.

                                  ARTICLE VIII

                       WARRANTY, REJECTION AND INSPECTIONS

         Section 8.01. ATRIX WARRANTY. Atrix represents and warrants to Geneva that (i) each Product delivered pursuant to this Agreement shall comply with the Specifications for that Product; and (ii) at the time of Manufacture and delivery to Geneva, the Products will be and are free from any failure or defects and will not be and are not adulterated within the meaning of the U.S. Federal Food, Drug, and Cosmetic Act (the "FD&C Act").

         EXCEPT AS OTHERWISE SET FORTH HEREIN, ATRIX MAKES NO OTHER WARRANTIES OF ANY OTHER KIND, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE PRODUCTS FOR ANY PURPOSE, AND ATRIX EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS, EITHER EXPRESSED OR IMPLIED.

         Section 8.02. REJECTION OF PRODUCTS FOR FAILURE TO CONFORM TO SPECIFICATIONS. Geneva shall have thirty (30) days after the receipt of any Shipment to subject a Product, on a sample basis, to quality control testing to determine conformity of the Product to the Specifications. If testing of such samples shows a failure to meet Specifications, Geneva may return the entire Shipment, or any portion thereof, to Atrix at Atrix's expense within a reasonable period of time following the above described testing; provided that notice of non-conformity is received by Atrix from Geneva within forty (40) days of receipt of said Shipment. Atrix shall have the option to replace within thirty (30) days such returned Product with Product that meets the Specifications or to promptly refund to Geneva, all amounts paid for such returned Product. In either case the cost of freight and handling to return or replace the goods shall be at the expense of Atrix. If Geneva does not give Atrix notice of the non-conformity of a Product within forty (40) days of receipt of said Shipment, the Product shall be deemed to meet the Specifications for purposes of Geneva's right to reject and return the Shipment. Notwithstanding anything in this Agreement to the contrary, the Parties may agree to a return of a Product or an adjustment in the purchase price in the event of any failure or defect in a Product. Should there be a discrepancy between Geneva's test results and the results of testing performed by Atrix, such discrepancies shall be finally resolved by testing performed by an independent Third Party selected by Geneva and approved by Atrix (which approval shall not be unreasonably withheld and shall be presumed given if not disapproved in writing by Atrix within ten (10) days after receipt of Geneva's notice of such selection to Atrix). The costs of such testing shall be borne by the Party against whom the discrepancy is resolved. In addition, in the event a Product has been previously returned to Atrix and an independent Third Party determines that a Product meets the Specifications, Geneva shall be responsible for all costs associated with the return.

         Section 8.03. GENEVA INSPECTIONS. Atrix shall upon reasonable (but not less than ten (10) days) prior written notice by Geneva and during normal business hours, allow Geneva to inspect Atrix's facilities used to Manufacture the Products, no more than twice annually, to confirm that the Atrix's facilities and the equipment, personnel and operating and testing procedures used by Atrix in the Manufacture, testing, storage and distribution of the Products are in compliance with Applicable Laws and the Governmental Approvals. Notwithstanding the foregoing, upon a material breach of this Agreement by Atrix, if such breach has not been cured, Geneva shall have the right to inspect Atrix's facilities on an "as-needed" basis; provided, that such inspections shall not interfere with Atrix's performance of its duties under this Agreement or its normal operations or cause Atrix to violate or breach any confidentiality agreements with Third Parties. In the event that Atrix shall receive notice of a pending inspection of such facilities by a Competent Authority, and such inspection shall be specifically related to a Product, Atrix shall immediately notify Geneva of such inspection and inform such Competent Authority that Geneva may desire to be present at such inspection; provided that Geneva's right to be present is subject to approval by such Competent Authority and subject to Geneva being available at the time and date established by such Competent Authority, and further provided that Geneva's presence does not cause Atrix to violate or be in breach of any confidentiality agreements with Third Parties.

                                   ARTICLE IX

                              REGULATORY COMPLIANCE

         Section 9.01. HOLDER OF MARKETING AUTHORIZATIONS. Unless otherwise required by Applicable Laws and subject to Section 3.01, Atrix shall be the holder of all Marketing Authorizations and Geneva shall be named as Atrix's distributor in each country in the Territory in which Geneva has elected to market a Product with respect to the Marketing Authorizations. In the event that Atrix, in its sole discretion, determines that it is desirable, for legal or administrative reasons, for Geneva to hold some or all of the Marketing Authorizations, Geneva understands and agrees that Geneva will hold the Marketing Authorizations in trust for the benefit of Atrix and that, therefore, Geneva will not transfer, assign, mortgage, charge or sub-contract any of the Marketing Authorizations other than to Atrix or to a Third Party distributor appointed by Geneva to distribute a Product, and that Geneva will not do anything to adversely affect a Marketing Authorization. Geneva agrees that Atrix shall be free from time to time to inform the Competent Authorities that the Marketing Authorizations are held in trust for Atrix. Any transfer of the Marketing Authorization by Geneva to a Third Party distributor shall be contingent upon: (i) Atrix's prior approval, which approval Atrix may withhold in its sole discretion; and (ii) the execution by the Third Party distributor of a written agreement pursuant to which the Third Party distributor agrees to hold the Marketing Authorization on the same terms and conditions as set forth in this Section 9.01. Geneva agrees to provide Atrix with copies of any agreements with third parties entered into by Geneva and such Third Party in order to comply with this Section 9.01 simultaneously upon execution, along with appropriate evidence from the Competent Authorities documenting the transfer of the Marketing Authorization. Any transfers of any Marketing Authorizations made in violation of this Section 9.01 shall be null, void and unenforceable.

         Section 9.02. MAINTENANCE OF MARKETING AUTHORIZATIONS. Atrix agrees to maintain the Marketing Authorizations including obtaining any variations or renewals thereof, and Geneva agrees to reimburse Atrix for [**] of Atrix's out-of-pocket expenses in connection therewith on an as invoiced basis.

         Section 9.03. ASSISTANCE. Each Party shall provide reasonable assistance to the other at the other's request, in connection with their obligations pursuant to this Article IX, subject to reimbursement of all of its out-of-pocket costs by the requesting Party.

         Section 9.04. COMPLIANCE. Geneva and Atrix shall comply with all Applicable Laws within the Territory including the provision of information by Geneva and Atrix to each other necessary for Atrix and Geneva to comply with any applicable reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from, or inspections by, the FDA, or other applicable Competent Authorities, which relate to or may impact a Product or the Manufacture of a Product or the sales and marketing of a Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by the FDA or other Competent Authorities.

                                   ARTICLE X

                                 CONFIDENTIALITY

         Section 10.01. CONFIDENTIALITY. During the Term and for a period of [**] years thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing Party shall first notify the other Party and shall use commercially reasonable efforts to obtain confidential treatment of any such information required to be disclosed), or (c) to its Affiliates and its employees, agents, consultants and other representatives ("Representatives") to accomplish the purposes of this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that it and its Affiliates and Representatives do not disclose or make any unauthorized use of the other Party's Confidential Information. Each Party shall be responsible for any breach of this Agreement by its Representatives. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

         Section 10.02. DISCLOSURE OF AGREEMENT. Neither Party shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except for the disclosure by a Party of the terms of this Agreement to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party; provided such Party uses reasonable efforts to obtain a signed confidentiality agreement with any such financial institution with



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
respect to such information on terms substantially similar to those contained in this Article X and except as provided in Section 18.13. Nothing contained in this paragraph shall prohibit either Party from filing this Agreement as required by the rules and regulations of the Securities and Exchange Commission, national securities exchanges or the Nasdaq Stock Market; provided the disclosing Party discloses only the minimum information required to be disclosed in order to comply with such requirements, including requesting confidential treatment of this Agreement (after consultation with the other Party) and filing this Agreement in redacted form.

                                   ARTICLE XI

                         REPRESENTATIONS AND WARRANTIES

         Section 11.01. CORPORATE POWER. Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

         Section 11.02. DUE AUTHORIZATION. Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

         Section 11.03. BINDING OBLIGATION. Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

         Section 11.04. LIMITATION ON WARRANTIES. Neither Party makes any warranties, express or implied, concerning the commercial utility of a Product.

         Section 11.05. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT EXCEPT TO THE EXTENT THAT A PARTY IS MERELY SEEKING REIMBURSEMENT FOR SUCH DAMAGES PAID TO A THIRD PARTY AND SUCH REIMBURSEMENT IS COVERED BY THE INDEMNIFICATION PROVISIONS OF ARTICLE XII.

                                  ARTICLE XII

                       INDEMNIFICATION AND JOINT LIABILITY

         Section 12.01. GENEVA INDEMNIFIED BY ATRIX. Atrix shall indemnify and hold Geneva harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses (including attorneys' fees) (any or all of the foregoing herein collectively referred to as "Loss") insofar as a Loss or actions in respect thereof, whether existing or occurring prior to, on or subsequent to the Effective Date, arises out of or is based upon (a) any misrepresentation (or alleged misrepresentation) or breach (or alleged breach) of any of the warranties, covenants or agreements made by Atrix in this Agreement; or (b) the Manufacture of a Product by Atrix.

         Section 12.02. ATRIX INDEMNIFIED BY GENEVA. Geneva shall indemnify and hold harmless Atrix from and against any Loss insofar as such Loss or actions in respect thereof, whether existing or occurring prior to, on or subsequent to the Effective Date, arises out of or is based upon (a) any misrepresentation (or alleged misrepresentation) or breach (or alleged breach) of any of the warranties, covenants or agreements made by Geneva in this Agreement; or (b) Geneva's marketing, sale, distribution or promotion of the Products.

         Section 12.03. PROMPT NOTICE REQUIRED. No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the indemnitee (the "Indemnitee") to the persons against whom indemnification may be sought (the "Indemnitor") as soon as reasonably practicable after such Indemnitee becomes aware of such claim; provided that the failure to notify the Indemnitor shall not relieve it from any liability which it may have to the Indemnitee otherwise than under this Article
XII. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Loss and shall specify the amount of Loss and relevant details thereof. The Indemnitor shall notify Indemnitee no later than sixty (60) days from such notice of its intention to assume the defense of any such claim. In the event the Indemnitor fails to give such notice within that time the Indemnitor shall no longer be entitled to assume such defense.

         Section 12.04. INDEMNITOR MAY SETTLE. The Indemnitor shall at its expense, have the right to settle and defend, through counsel reasonably satisfactory to the Indemnitee, any action which may be brought in connection with all matters for which indemnification is available. In such event the Indemnitee of the Loss in question and any successor thereto shall permit Indemnitor's counsel and independent auditors, to the extent relevant, full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such action; provided that (i) the Indemnitee shall have the right fully to participate in such defense at its own expense;
(ii) the Indemnitor's counsel and independent auditors shall not disclose any Confidential Information of the Indemnitee to the Indemnitor without the Indemnitee's consent; (iii) access shall only be given to the books and records that are relevant to the action at issue. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Loss in question. The Indemnitor shall have the right to settle or compromise any claim against the Indemnitee without the consent of the Indemnitee provided that the terms thereof: (a) provide for the unconditional release of the Indemnitee; (b) require the payment of compensatory monetary damages by Indemnitor only; and (c) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnitee of any issue, fact, allegation or any other aspect of the claim being settled. No Indemnitee shall pay or voluntarily permit the determination of any liability which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such action as provided herein, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor's expense, and defend, settle or otherwise dispose of such action. With respect to any such action which the Indemnitor shall fail to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Loss (including counsel fees and other expenses of defense).

         Section 12.05. JOINT RESPONSIBILITY FOR PRODUCT LIABILITY CLAIMS. In the event that a claim or action is brought, or threatened, by a Third Party against either Atrix or Geneva based on a product liability theory which, such as a failure to warn allegation, is not related to the wrongful conduct of any Party and which arises out of the commercialization of any Product, Geneva and Atrix will have joint responsibility. Specifically, in any such action, Atrix and Geneva will share [**] all costs and damages, including legal expenses, costs of settlement, or judgments. Atrix and Geneva will jointly select legal counsel and will agree on all significant strategy decisions. If Atrix and Geneva cannot reach agreement on any issue, the arbitration provisions of
Article XVII shall apply.

                                  ARTICLE XIII

                                    COVENANTS

         Section 13.01. COVENANT NOT TO LAUNCH COMPETITIVE PRODUCT.

                  (a) Geneva and Atrix hereby covenant and shall cause its sublicensees of the Products to agree not to develop, in-license, market, sell, distribute or have marketed, have sold or have distributed any Competitive Product in the Territory during the Term. Notwithstanding the foregoing, if either Party acquires an entity or all or substantially all of the assets of an entity and such entity distributes or such assets include a Competitive Product, or either Party's sublicensee distributes a Competitive Product, such Party or such sublicensee shall use its commercially reasonable best efforts to divest itself of such Competitive Product or to otherwise cease distribution of such Competitive Product within one-hundred and twenty
         (120) days (subject to any binding commitments to customers), and such Party shall not be in breach of this Section 13.01 if it or the sublicensee, as the case may be, so divests or ceases distribution within such one-hundred and twenty (120) day period;

                  (b) All of the covenants in this Section 13.01 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of either Party, its designee or its Affiliates or its sublicensees against the other Party, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants;

                  (c) Geneva and Atrix hereby agree that the covenants set forth in this Section 13.01 are a material and substantial part of the transactions contemplated by this Agreement; and

                  (d) Because of the difficulty of measuring economic losses as a result of a breach of the restrictive covenants set forth in this
         Section 13.01, and because of the immediate

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                                       22
         and irreparable damage that would be caused for which monetary damages would not be a sufficient remedy, the Parties agree that either Party will be entitled to seek specific performance, temporary and permanent injunctive relief, and other equitable remedies against the other Party without the necessity of posting a bond or other security. This Section
         13.01 shall not limit any other legal or equitable remedies for violation of the restrictions herein. The Parties agree that either Party shall have the right to seek relief for any violation or threatened violation of this Section 13.01 from any court of competent jurisdiction in any jurisdiction authorized to grant the relief necessary to prohibit the violation or threatened violation of this
         Section 13.01. This Section 13.01 shall apply with equal force to any sublicensees used to distribute the Product, if any of them is the holder of the Marketing Authorization at the time the violation or threatened violation of this Section 13.01 takes place.

         Section 13.02. LIMITATION TO THE TERRITORY. Geneva hereby covenants that it will not, without the prior written authorization of Atrix: (i) promote or actively solicit sale of a Product or advertise a Product, outside of the Territory; (ii) purchase or cause to be purchased a Product which Geneva has represented, directly or indirectly, as being for the purpose of sale in a specific country in the Territory for sale in any other country in the Territory; (iii) contact any of Atrix's suppliers or vendors of a Product or components relating to a Product; (iv) contact the Competent Authorities or other entity about a Product, except as required by Applicable Laws or as may be necessary or appropriate to carry out its obligations hereunder; and (v) knowingly sell or distribute for resale a Product purchased hereunder to a Third Party who intends to sell outside of the Territory.

                                   ARTICLE XIV

                          QUALITY ASSURANCE PROVISIONS

         Section 14.01. PRODUCT CONFORMANCE.

                  (a) All of Atrix's obligations herein shall be performed in accordance with the following regulations and guidance documents:

                           (i) the FD&C Act and any applicable implementing
                  regulations;

                           (ii) current Good Manufacturing Practices ("cGMP"),
                  U.S. 21 C.F.R. parts 210 and 211;

                           (iii) applicable foreign regulations; and

                           (iv) applicable FDA guidelines.

                  (b) Atrix covenants that, subject to its agreement to file an ANDA in accordance with the terms of this Agreement: (a) Atrix will be named as the responsible party in each ANDA; (b) Atrix will have either drafted or received and reviewed each ANDA; and (c) Atrix shall have sole responsibility for and shall ensure that a Product meets all standards established by the ANDA.

         Section 14.02. STARTING MATERIALS. Atrix will order and may select to sample and test all active ingredients and excipients necessary for the Manufacture of a Product, and all packaging components, including primary and printed packaging materials (hereinafter collectively referred to as, the "Starting Materials") according to the standards set forth in the ANDA for such Product. Reduced testing/sampling may be applied as determined by Atrix. Atrix shall release the Starting Materials for processing only after the results/review of testing results, in accordance with the control procedures set forth in the ANDA are satisfactory. Atrix shall store the Starting Materials under such conditions that when used they comply in all material respects with the Specifications.

         Section 14.03. MANUFACTURING

                  (a) Atrix will Manufacture, package and test the finished Product in accordance with the Specifications, and Atrix's internal process controls, which controls shall be developed by Atrix from the validation of the first three qualification batches. Atrix may elect to contract out to a Third Party all or part of product manufacturing or packaging. Atrix will utilize qualified contractors approved by its quality assurance organization.

                  (b) Atrix shall refrain from any activities, which may adversely affect the quality of a Product. Deviations shall be investigated and documented.

         Section 14.04. FINISHED PRODUCT TESTING.

                  (a) Prior to packaging and shipment, Atrix will ensure that all bulk finished Product satisfies all required Specifications.

                  (b) For each lot of product shipped to Geneva a certificate of analysis will be supplied as and if requested by Geneva.

         Section 14.05. MANUFACTURING & PACKAGING BATCH RECORD & SAMPLE REQUIREMENTS.

                  (a) Atrix will maintain comprehensive and complete batch records on the manufacturing and packaging processes for a period described by each Party's internal requirements. Copies of such records will be provided by Atrix to Geneva upon request.

                  (b) Retain samples shall be taken which are representative of each batch of Product manufactured and packaged. Retain samples shall be held for a period of at least 1 year past finished product expiration date. Sample quantities should be at least two times the amount needed to conduct full analytical and microbiological testing in the event such action is required.

         Section 14.06. STORAGE AND TRANSPORT. Atrix shall store and transport Starting Materials, bulk finished materials and packaged Products according to label claim and under appropriate conditions of temperature, humidity, light, and cleanliness so that the identity, strength, quality, and purity of the drug products are not affected.

         Section 14.07. VALIDATION. Manufacturing and control procedures, including cleaning procedures, shall be validated by Atrix, in accordance with the Specifications and cGMP practices.

         Section 14.08. STABILITY. Stability testing will be performed by the primary packager (or the responsible party at Atrix coordinating these efforts). Stability testing shall be in accordance with the stability protocol set forth in the ANDA. Atrix (or the primary packager) shall perform follow-up stability testing in accordance with the stability protocol set forth in the ANDA.

         Section 14.09. WASTE MATERIAL.

                  (a) Atrix will destroy waste material in a secure and legal manner that is environmentally friendly and will prevent unauthorized use or diversion of such waste material. Complete records of the destruction of material must be maintained by Atrix.

                  (b) Atrix represents and warrants that it shall obtain and maintain all necessary permits, registrations and licenses required to Manufacture and supply the Products and it shall produce the Products and dispose of all waste material in compliance with all applicable environmental laws, regulations, and standards.

         Section 14.10. ADVERSE DRUG EVENT REPORTING AND PHASE IV SURVEILLANCE.

                  (a) Each Party shall advise the other Party, by telephone or facsimile, within such time as is required to comply with Applicable Laws after it becomes aware of any potentially serious or unexpected adverse event (including adverse drug experiences, as defined in 21 C.F.R. Section 314.80 or other applicable regulations) (an "ADE") involving a Product. Such advising Party shall provide the other Party with a written report delivered by confirmed facsimile of any adverse reaction, stating the full facts known to such Party, including but not limited to customer name, address, telephone number, batch, lot and serial numbers, and other information as required by Applicable Laws. To the extent permitted by Applicable Laws, Geneva shall have full responsibility for (i) monitoring such adverse reactions; and (ii) data collection activities that occur between Geneva and the patient or medical professional, as appropriate, including any follow-up inquiries which Geneva deems necessary or appropriate; and Atrix shall have full responsibility for making any reports to the Competent Authorities, with a complete copy provided to Geneva at the same time the report is made to the Competent Authorities.

                  (b) Within thirty (30) days of receipt of all Governmental Approvals for a Product in a given country in the Territory, the Parties shall jointly develop a standard operating procedure for reporting and identifying adverse drug reactions (the "SOP") that conforms to Applicable Laws, and which, at the option of Atrix, may be Geneva's current SOP. In the event the SOP is modified or amended during the Term of this Agreement, Geneva shall provide Atrix with copies of any such modification or amendment to the SOP for approval at least five (5) days prior to such amendment taking effect. The Parties agree to follow the SOP. Geneva shall designate a qualified person under Applicable Laws to be responsible for ADE reporting in each country in the Territory. In the event either Party requires information regarding adverse drug events with respect to reports required to be filed by it in order to comply with Applicable Laws, including obligations to report ADEs to the Competent Authorities, each Party agrees to provide such information to the other on a timely basis.

                  (c) If the report of an ADE causes a Competent Authority to request that a phase IV surveillance program be conducted, then the PMC shall determine the material terms and conditions of such phase IV surveillance program; provided, however the costs of such phase IV surveillance program shall be borne [**] by Geneva and [**] by Atrix. Geneva agrees that should Applicable Laws require that any such interim data and results from such programs be prepared in written form, Geneva shall comply with such requirements and provide all such information in writing to Atrix and Atrix shall then submit such information to the Competent Authorities in accordance with Applicable Laws. Geneva further agrees that Atrix shall have the right to incorporate, refer to and cross-reference such results and underlying data in any regulatory filing with respect to the Products.

         Section 14.11. POST - FIRST COMMERCIAL SALE TESTING AND REPORTING. If, after the date of First Commercial Sale in any country in the Territory, adverse events or other issues arise with respect to the safety or efficacy of a Product which jeopardize the Product's performance or are deemed by the Parties to potentially limit its approved indications, the Parties shall consult with each other with respect to such events or other issues. If the Parties determine that the situation requires clinical testing after First Commercial Sale in any country in the Territory, modifications to any Marketing Authorization or other communication with any Competent Authority or entity, Atrix shall design and implement any such testing, modifications or communication and the costs of such additional clinical testing shall be borne [**] by Geneva and [**] by Atrix. If the Parties cannot agree on whether such situation requires clinical testing, such dispute shall be resolved in accordance with Article XVII.

         Section 14.12. RETURNED GOODS. No returned Product shall be re-used or re-issued without the prior written approval of Geneva's Head of Quality Assurance or other authorized Geneva representative or as described in each Party's internal procedures. Upon request, Atrix shall cooperate with, and provide, Geneva with copies or access to all documentation related to a return batch, including manufacturing and purchasing records. Detailed records of all associated activities must be kept by Atrix for a period of three (3) years after the date such records are created.

         Section 14.13. PERSONS TO WHOM COMMUNICATIONS SHOULD BE ADDRESSED. The primary representatives of the Parties to this Agreement who should be contacted in matters related to this Article XIV and a detailed contact list of each Party's quality assurance working group is set forth in Exhibit C.

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         Section 14.14. PRODUCT RECALLS OR WITHDRAWAL. If at any time or from time to time any Competent Authority of any country in the Territory requests either Party to recall a Product, or if a voluntary recall is contemplated (a "Recall"), the Party to whom such request is made or the Party contemplating such Recall, as the case may be, shall immediately notify the other Party. Geneva shall be responsible for conducting any Recalls, market withdrawals or corrections with the respect to a Product and shall make the final decision as to any voluntary Recalls after consultation with Atrix; provided that Atrix shall not be prohibited hereunder from taking any action that is required by law. Any Recall shall be carried out by Geneva in as expeditious a manner as reasonably possible to preserve the goodwill and reputation of a Product and the goodwill and reputation of the Parties. Geneva shall maintain records of all sales and distribution of a Product and customers sufficient to adequately administer a Recall, market withdrawal or correction for a period of five (5) years after the date the record is created.

         Section 14.15. RECALL COSTS. The cost and expense of a Recall shall be allocated as follows:

                  (a) if such Recall is a voluntary Recall or shall be due to tampering or other cause, other than a manufacturer's defect, but not due to the negligence or misconduct of the Parties, then Geneva and Atrix shall [**] of the costs and expenses incurred by Geneva in connection with such Recall, including, without limitation, all product credits and returns, freight and shipping costs and product disposal expenses;

                  (b) if such Recall shall be due to manufacturer's defect or the negligence or misconduct of Atrix, all such costs and expenses shall be borne and paid solely by Atrix; and

                  (c) if such Recall shall be due to the negligence or misconduct of Geneva, all such costs and expenses shall be borne and paid solely by Geneva.

         Section 14.16. NOTIFICATION OF THREATENED ACTION. Throughout the duration of this Agreement and with respect to all Products supplied and purchased under this Agreement, after the termination of this Agreement, each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a concerned Competent Authority which may affect the safety or efficacy claims of a Product or the continued marketing of a Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action and, if they cannot agree on such action, such dispute shall be resolved pursuant to
Article XVII.

                                   ARTICLE XV

                                    INSURANCE

         Section 15.01. INSURANCE. Each Party shall, at its sole cost and expense, obtain and keep in force comprehensive general liability insurance, including any applicable self-insurance coverage, with bodily injury, death and property damage limits of Five Million and 00/100 Dollars ($5,000,000.00) per occurrence and Five Million and 00/100


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                                       27

Dollars ($5,000,000.00) in the aggregate, including contractual liability and product liability coverage.

                                  ARTICLE XVI

                              TERM AND TERMINATION

         Section 16.01. TERM. This Agreement shall commence as of the Effective Date and shall continue on a Product-by-Product basis in each country in the Territory so long as each Product is generating Net Profits equal to or greater than [**] of Net Sales, or unless and until the PMC decides to terminate development or commercial sales of the Product (the "Term").

         Section 16.02. TERMINATION BY EITHER PARTY FOR CAUSE. Either Party may terminate this Agreement prior to the expiration of the Term upon the occurrence of any of the following:

                  (a) Upon or after the cessation of operations of the other Party or the bankruptcy, insolvency, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes or reconstruction or amalgamation); or

                  (b) Upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within sixty (60) calendar days after written notice thereof by the non-breaching Party.

         Section 16.03. TERMINATION BY ATRIX. Atrix may terminate this Agreement prior to the expiration of the Term with respect to any country in the Territory upon the occurrence of any of the following:

                  (a) Upon the failure by Geneva to pay for fifteen (15) calendar days after written notice thereof payment due to Atrix pursuant to Section 7.02; provided, however, that this subsection (a) shall not apply to any payment which is the subject of a good faith dispute between Geneva and Atrix; and

                  (b) Upon the failure by Geneva to deliver to Atrix any report required by Section 7.02(b) for such country for fifteen (15) calendar days after written notice thereof on more than two (2) occasions during any two (2) consecutive calendar years.

         Section 16.04. EFFECT OF TERMINATION.

                  (a) Subject to Section 16.04(c), upon termination of this Agreement by Atrix pursuant to Sections 16.02 or 16.03, Geneva shall reimburse Atrix for [**] of the out-of-pocket costs and expenses reasonably incurred or committed to by Atrix in connection with the activities performed by Atrix in accordance with the Development Program prior to the effective date of such termination.



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** CONFIDENTIAL TREATMENT REQUESTED.

                  (b) Upon termination of this Agreement by Geneva pursuant to
         Section 16.02, Geneva shall reimburse Atrix for [**] of the out-of-pocket costs and expenses reasonably incurred or committed to by Atrix in connection with the activities performed by Atrix in accordance with the Development Program prior to the effective date of such termination and the rights granted under Section 3.01 shall remain in effect so long as Geneva has not breached its obligations to Atrix under this Agreement.

                  (c) Upon termination by Atrix under Sections 16.02 or 16.03, the following shall occur:

                           (i) All rights granted to Geneva shall terminate immediately, including the rights granted to Geneva pursuant to Section 3.01, and Geneva shall have no further rights in the Products subject to Geneva's option to sell off existing inventory of Products for six
         (6) months after the termination date under subsection (iii) hereof, and Geneva shall not, either directly or indirectly, use or permit the use of the same or of the documentation relating to the Products, except to sell off existing inventory under subsection (iii) hereof;

                           (ii) At Atrix's election, Geneva shall immediately transfer to Atrix, to the extent permitted by Applicable Laws, without further consideration, any Marketing Authorizations held by Geneva or its Affiliates or sublicensee, if any, and will fully cooperate with Atrix and all Competent Authorities and do all things and acts necessary to cause both the legal and equitable ownership of the Marketing Authorizations to vest in Atrix or its designee as soon as possible after termination of the Agreement;

                           (iii) Geneva, at its option, may sell off any existing inventory of the Products during a period not to exceed six
         (6) months following such termination. If Geneva chooses this option, Geneva shall:

                                 (A) within five (5) days (in the case of a
                  termination under Section 16.02(a)) and within sixty (60) days (in the case of a termination under Section 16.02(b)) after the issuance of a notice of termination by Atrix, notify Atrix that it intends to sell off existing inventory of the Products;

                                 (B) continue to comply with its payment
                  obligations under this Agreement;

                                 (C) continue to sell off existing inventory of
                  the Products for six (6) months after the notice of termination but at the expiration of the six (6) months, at Geneva's election, either (1) sell all useable existing inventory of Product to Atrix or (2) destroy all remaining inventory of Product in accordance with Applicable Law, providing Atrix with proof of destruction in writing sufficient to comply with Applicable Laws; provided that in the case of useable Product, Atrix shall pay to Geneva the actual cost paid by Geneva for such remaining useable inventory of Product. If Geneva sells any inventory of Product to Atrix pursuant to this subsection, it shall warrant that such inventory of Product


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** CONFIDENTIAL TREATMENT REQUESTED.

                  has been stored in compliance with all Applicable Laws, has not been adulterated and has otherwise been maintained according to the requirements of Applicable Laws and Marketing Authorizations;

                                 (D) if Geneva notifies Atrix that Geneva does
                  not intend to sell off any existing inventory of Product, Geneva shall, at Geneva's election, either (1) sell all existing useable inventory of Product to Atrix or (2) destroy all remaining inventory of Product in accordance with Applicable Law, providing Atrix with proof of destruction in writing sufficient to comply with Applicable Laws; provided that in the case of useable Product, Atrix shall pay to Geneva the actual cost paid by Geneva for such remaining useable inventory of Product. If Geneva sells any inventory of Product to Atrix pursuant to this subsection, it shall warrant that such inventory of Product has been stored in compliance with all Applicable Laws, has not been adulterated and has otherwise been maintained according to requirements of Applicable Laws and Competent Authorities; and

                                 (E) any sales of Product made by Geneva to
                  Atrix pursuant to this Section 16.04 shall be made by Geneva within thirty (30) days after (i) the end of the time period specified by Section 16.04(c)(iii) or (ii) the date Geneva informs Atrix that it does not intend to sell off any existing inventory of a Product, as applicable, and shall be shipped to Atrix appropriately packaged and stored. All transportation costs in connection with such sale, including without limitation, insurance, freight and duties, shall be paid by Atrix. Amounts owed by Atrix to Geneva pursuant to this
                  Section 16.04(c) for the Product shall be paid by Atrix within thirty (30) days after receipt of an appropriately detailed invoice.

                  (d) Upon expiration of this Agreement with respect to a specific Product under Section 16.01 or Section 5.02, the provisions of
         Section 16.04(c) shall govern the rights of the Parties with respect to that Product.

                  (e) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 7.02(e), 11.05, 14.14, 14.15, 14.16, Articles X, XII, XVII, XVIII and
         this Article XVI shall survive expiration or termination of this Agreement.

                  (f) Within thirty (30) days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party's request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party.

                                  ARTICLE XVII

                               DISPUTE RESOLUTION

         Section 17.01. ARBITRATION. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 17.01 if and when such a dispute arises between the Parties.

         If any dispute arises between the Parties relating to the interpretation, breach or performance of this Agreement or the grounds for the termination thereof, and the Parties cannot resolve the dispute within thirty
(30) days of a written request by either Party to the other Party, the Parties agree to hold a meeting, attended by the Chief Executive Officer or President of each Party, or their executive level designees, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within sixty (60) days after such written request, the Parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association ("AAA") relating to voluntary arbitrations. The arbitration proceedings shall be held in Denver, Colorado. One arbitrator shall be selected by Atrix, one arbitrator shall be selected by Geneva, and the third arbitrator shall be chosen by the first two arbitrators chosen from a panel of arbitrators provided by the Judicial Arbiter Group of Denver, of if such group no longer exists, by the AAA. The arbitrators selected by Atrix and Geneva shall have substantial experience in the pharmaceutical industry and be familiar with agreements of this type. The arbitration shall be conducted in accordance with the following time schedule unless otherwise mutually agreed to in writing by the Parties: (i) Parties to the arbitration proceeding shall each appoint their respective arbitrator within fifteen (15) business days after the date the dispute is submitted to arbitration; (ii) within ten (10) business days thereafter, such arbitrators shall appoint the third arbitrator; (iii) within ten (10) business days after the appointment of the third arbitrator, the Parties to the arbitration proceeding shall provide all documents, records and supporting information reasonably necessary to resolve the dispute; and (iv) within fifteen (15) business days after the date the above records are due, the arbitrators shall hold a hearing, and (v) within fifteen (15) days thereafter render their decision. Each Party shall initially bear its own costs and legal fees associated with such arbitration. The prevailing Party in any such arbitration shall be entitled to recover from the other Party the reasonable attorney's fees, costs and expenses incurred by such prevailing Party in connection with such arbitration. The decision of the arbitrator shall be final and binding on the Parties. The arbitrator shall prepare and deliver to the Parties a written, reasoned opinion conferring its decision. Judgment on the award so rendered may be entered in any court having competent jurisdiction thereof and shall be enforceable under the Federal Arbitration Act.

                                  ARTICLE XVIII

                                  MISCELLANEOUS

         Section 18.01. NO-SOLICITATION. Neither Party nor its Affiliates (collectively, the "Initiating Group") shall, directly or through its representatives, solicit for employment or consultation any officer, director or employee of the other Party or its subsidiaries or controlled affiliates (collectively, the "Other Group") with whom the Initiating Group has contact in connection with, or who otherwise is known by the Initiating Group to participate in, the transactions contemplated by this Agreement, without the prior written consent of the other Party. The Initiating Group shall not be precluded from hiring any such person who has been terminated by the Other Group prior to commencement of employment or consultation discussions between such person and the Initiating Group or its representatives. "Solicitation" shall not include any generalized public advertisement or any other solicitation by the Initiating Group or its representatives that is not specifically directed toward any such employee of the Other Group or toward any group of such employees of the Other Group.

         Section 18.02. COMMERCIALLY REASONABLE EFFORTS. Except as otherwise set forth in this Agreement, each Party shall use commercially reasonable and diligent efforts to perform its responsibilities under this Agreement. As used herein, the term "commercially reasonable and diligent efforts" means, unless the Parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential within the relevant product lines of the Parties.

         Section 18.03. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 18.04. FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided that the Party whose performance is delayed or prevented shall continue to use good faith diligent efforts to mitigate, avoid or end such delay or failure in performance as soon as practicable.

         Section 18.05. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, except that no conflict of laws provision shall be applied to make the laws of any other jurisdiction applicable to this Agreement.

         Section 18.06. WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

         Section 18.07. SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the reasonable objectives and expectations of each of the Parties can still be met.

         Section 18.08. NOTICES. All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, computer mail or other electronic means, with confirmation of receipt, addressed as follows:

         IF TO ATRIX:               Atrix Laboratories, Inc.
                                    2579 Midpoint Drive
                                    Fort Collins, CO  80525
                                    Attn:  Charles P. Cox, Ph.D., MBA
                                    Vice President, New Business Development
                                    Telephone:  (970) 482-5868
                                    Facsimile:  (970) 482-9735

        COPIES TO:                  Morrison & Foerster LLP
                                    5200 Republic Plaza
                                    370 17th Street
                                    Denver, Colorado  80202-5638
                                    Attn:  Warren L. Troupe, Esq.
                                    Telephone: (303) 592-2255
                                    Facsimile:  (303) 592-1510

         IF TO GENEVA:              Geneva Pharmaceuticals, Inc.
                                    2655 W. Midway Blvd.
                                    P.O. Box 446
                                    Broomfield, Colorado  80038
                                    Attn:  President
                                    Telephone:  (303) 438-4550
                                    Facsimile:  (303) 438-4300

         COPIES TO:                 Geneva Pharmaceuticals, Inc.
                                    2655 W. Midway Blvd.
                                    P.O. Box 446
                                    Broomfield, Colorado  80038
                                    Attn:  General Counsel
                                    Telephone:  (303) 438-4154
                                    Facsimile:  (303) 438-2756
                                    e-mail:  jerry.mcintyre@gx.novartis.com

         Either Party may by like notice specify or change an address to which notices and communications shall thereafter be sent. Any such notice or communication shall be deemed to have been effectively given (i) in the case of personal or hand delivery, on the date of such delivery, (ii) in the case of overnight delivery service, on the second business day after the date when sent,
(iii) in the case of mailing, on the third business day following that day on which the piece of mail containing such communication is posted and (iv) in the case of facsimile and computer mail or other electronic means, upon confirmation of receipt.

         Section 18.09. INDEPENDENT CONTRACTORS. It is expressly agreed that Atrix and Geneva shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither Atrix nor Geneva shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

         Section 18.10. RULES OF CONSTRUCTION. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

         Section 18.11. ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

         Section 18.12. HEADINGS. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several articles hereof.

         Section 18.13. PUBLICITY. Geneva and Atrix shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, (i) that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NASDAQ or any stock exchange, if it has used reasonable efforts to consult with the other Party prior thereto, and (ii) such consent shall be deemed to have been given if the recipient of the press release or public statement fails to respond to the other Party within forty-eight (48) hours after the recipient's receipt of such proposed press release or public statement. No such consent of the other Party shall be required to release information which has previously been made public.

         Section 18.14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each of the transaction documents may be signed and delivered to the other Party by facsimile transmission; such transmission shall be deemed a valid signature.



                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the Effective Date.

ATRIX LABORATORIES, INC.                      GENEVA PHARMACEUTICALS, INC.


By:/s/ David R. Bethune                     By:/s/ Hubert Hirzinger
   --------------------------------            --------------------------------
       David R. Bethune                            Hubert Hirzinger
       Chairman and Chief Executive                President and Chief Executive
       Officer                                     Officer

                                    EXHIBIT A

                                    PRODUCTS



[**]


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                                       A-1

                                    EXHIBIT B

                               DEVELOPMENT PROGRAM
                                     OUTLINE




[**]










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                                       B-1

                                    EXHIBIT C

            GENEVA PHARMACEUTICALS, INC. AND ATRIX LABORATORIES, INC.
                       QUALITY ASSURANCE LIST OF CONTACTS



[**]







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**CONFIDENTIAL TREATMENT REQUESTED.


















                                       C-1